                                  Exhibit 11.1



                       DIGITAL TRANSMISSION SYSTEMS, INC.

              STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                    For the quarter ended September 30, 1997

Net loss                                      $(1,491,000)
                                              ===========
Adjusted weighted average common and
     common equivalent shares outstanding       4,127,285
                                              ===========
Net loss per common and common
     equivalent shares                        $     (0.36)
                                              ===========









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